FIRST AMENDMENT TO LEASE

      This FIRST AMENDMENT TO LEASE (this "First Amendment") dated as of the 24th day of November, 1999, between BOI I, L.L.C., a New Jersey limited liability company, having an office do The Advance Group, Inc., 1545 State Highway 206, Suite 100, Bedminster, New Jersey 07921 ("Landlord") and TECKER CONSULTANTS, LLC, a New Jersey limited liability company, having an address at 427 Riverview Executive Park, Trenton, New Jersey 08611 ("Tenant").

                                   WITNESSETH:

      WHEREAS, The Flynn Company, as Rent Receiver for River View Executive Park, Inc. ("River View") and Tenant entered into a certain Lease dated as of October 31, 1994 (hereinafter known as the "Original Lease");

      WHEREAS, BOI I, L.L.C. is the successor-in-interest to River View solely with respect to the Original Lease;

      WHEREAS, Tenant desires to exercise its renewal option and the parties desire to further modify the Original Lease.

      NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, Landlord and Tenant hereby agree as follows:

      1. Capitalized Terms. Unless otherwise expressly defined in this First Amendment, capitalized terms shall have the meaning ascribed to them in the Original Lease.

      2. Extension of Term. The Term of the Original Lease shall be extended to midnight of October 31, 2004 (the "New Expiration Date"). The period beginning on November 1, 1999 (the "New Commencement Date") and expiring on the New Expiration Date is hereinafter referred to as the "New Term". Commencing on the New Commencement Date, all references in the Original Lease to the "Term" shall be deemed to refer to the New Term.

      3. Rent.

            (a) Paragraph (a)(i) is hereby deleted.

            (b) Paragraph (a)(ii) is replaced with the following: "during the New Term, the sum of One Hundred Seventy-Six Thousand Five Hundred Eighty-Two and 50/100 ($176,582.50) Dollars payable in equal monthly installments of Two Thousand Nine Hundred Forty-Three and 04/100 ($2,943.04) Dollars."

      4. Real Estate Taxes. The year "1994" shall be replaced with "2000" throughout paragraph 4(a) and (b).


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      5. Operating Costs.

            (a) The "base year" shall be the calendar year 2000.

            (b) The following new paragraph shall be added:

            "Except as otherwise specifically set forth in this Lease, Landlord's failure, during the term, to prepare and deliver any statements or bills or to include all operating costs in such statements or bills, or Landlord's failure to make a demand under this Article or under any other provision of this Lease shall not in any way be deemed to be a waiver of, or cause Landlord to forfeit or surrender, its rights to collect any items of additional rent which may have become due pursuant to this paragraph and paragraph 4 during the Term, including without limitation, Landlord's right to make subsequent adjustments to the operating costs for the base year (e.g. to reflect a reduction in the operating costs for the base year due to a subsequent real estate tax refund or to include additional costs in the operating costs for the base year that were inadvertently omitted in the initial statement) and to collect additional rent (both past and future) based upon the adjusted operating costs for the base year; provided, however, Tenant shall have no obligation to pay any such additional costs unless or until Tenant has been advised by Landlord of the amount due pursuant to an annual statement of operating costs prepared by Landlord or pursuant to a statement identifying the nature and amount of the subsequent adjustment. Tenant's liability for all additional rent due under this paragraph and paragraph 4 shall survive the expiration or earlier termination of this Lease."

      6. Insurance. The year "1994" shall be replaced with "2000" throughout paragraph 6. The policies shall also name Landlord's property manager as a named insured.

      7. Fire Damage.

            (a) "Thirty (30) days" in the first sentence shall be replaced with "sixty (60) days".

            (b) The following new paragraph is added:

            "If Landlord determines, or is required, to repair and restore the demised premises, Landlord shall not be required to repair or replace any of the furniture, equipment, fixtures, alterations, and other improvements which may have been placed by, or at the request of, Tenant or other occupants in the demised premises, and Landlord's obligation to repair or restore the Office Building or demised premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the casualty in question, provided the rent shall be proportionately abated to the extent Landlord does not complete the repair or restoration."

      8. Notices. Any notices that must be sent to Landlord pursuant to the terms of the Original Lease, as amended by this First Amendment, shall be sent as follows:


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                                          With a copy to:

      BOI I, L.L.C.                       Windels, Marx, Davies & Ives
      c/o The Advance Group, Inc.         120 Albany Street
      1545 State Highway 206              New Brunswick, New Jersey 08901
      Bedminster, New Jersey 07921        Attn: Anthony R. Coscia, Esq.
      Attn: Kurt R. Padavano

      9. Option to Renew. This paragraph is revised to provide that Tenant has one (1) remaining five (5) year renewal option, in accordance with the terms and conditions of paragraph 26 of the Lease, except that:

            (a) There shall be no event of default at the time of the exercise of the option and on the first day of the renewal period;

            (b) The time period in which Tenant must provide notice of the exercise of the option shall be TIME OF THE ESSENCE;

            (c) The word "appraiser" shall be replaced with "MAI appraiser" throughout paragraph 26; and

            (d) Landlord shall lease to Tenant the demised premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance and the like) or other tenant inducements.

      10. Environmental Laws. Paragraph 29 is replaced with the following:

            (a) (1) Unless otherwise specified herein, the following terms used in this Section 14 shall have the following meanings:

            "DEP": New Jersey Department of Environmental Protection and any successor agency.

            "Environmental Laws": All present and future federal, state or local laws, codes, ordinances, rules, regulations and other requirements as the same, from time to time, may be amended, which relate to the human health or safety concerns or to the environment, including those applicable to the storage, treatment, disposal, handling and release of any Hazardous Substances or Wastes.

            "Environmental Claim": Any complaint, order, directive, claim, action, investigation, lawsuit, demand, citation, notice, proceeding or lien, or threatened complaint, order, directive, claim, action, investigation, lawsuit, demand, citation, notice, proceeding or lien, by a federal, state or local governmental entity involving Environmental Laws which arise from Tenant's actions or omissions at the demised premises and/or the business conducted by Tenant therein.


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            "Environmental Condition": Any emission, spill, discharge, contamination or threatened contamination of any kind or nature whatsoever at, on or from the demised premises or affecting systems servicing the demised premises which arises from Tenant's actions or omissions at the demised premises and which may violate any Environmental Law, including, without limitation, the presence of Hazardous Substances or Wastes.

            "Hazardous Substances or Wastes": Any toxic substance, hazardous substance, contaminant, waste, pollutant or other similar product or substance that may pose a threat to the environment or human health safety, as defined in Environmental Laws.

            (2) At all times during the term, Tenant, at its sole expense, shall fulfill, observe and comply with, and keep the demised premises in compliance with any and all Environmental Laws that relate to Tenant's use and occupancy of the demised premises.

            (3) If Tenant receives any notice of the occurrence or existence of an Environmental Condition and/or Environmental Claim, then Tenant shall give immediate notice of same to Landlord.

            (4) If Tenant fails to comply with the requirements of this paragraph, Landlord shall, after first giving Tenant at least twenty (20) days prior written notice, have the option, but shall not be obligated, to exercise any of its rights as provided in this Lease and Landlord or its representatives may enter onto the demised premises and take any actions Landlord deems necessary or advisable to investigate, clean up, remove, resolve or minimize the impact of, or otherwise address, an Environmental Condition, and/or Environmental Claim upon Landlord's receipt of notice from any person, entity or other source of same. All costs and expenses incurred by Landlord in the exercise of any such rights shall be paid by Tenant as additional rent.

            (5) Without limitation upon any other event which may constitute a default on the part of Tenant under this Lease, the occurrence of any of the following events shall constitute a default on the part of Tenant under this Lease, entitling Landlord to all of the rights and remedies provided therefor:

                  (A) If Landlord fails to receive immediate notice of an Environmental Condition and/or Environmental Claim from Tenant.

                  (B) If any person or entity asserts or creates a lien upon the Office Building and/or the demised premises or any portion thereof by reason of the occurrence of an Environmental Condition and/or Environmental Claim resulting solely or partly as a result of the act or omission of Tenant;

provided, however, the occurrence of an Environmental Claim shall not constitute an event of default if, within five (5) days of the occurrence giving rise to the Environmental Claim: (1) Tenant can prove to Landlord's satisfaction that Tenant has commenced and is diligently pursuing either: (a) a cure or correction of the event which constitutes the basis for the Environmental Claim and continues diligently to pursue such cure or correction to completion; or (b) legal proceedings preventing such governmental entity or entities from asserting such Environmental Claim; and (2) Tenant has posted a bond, letter of credit, or other security satisfactory in form, substance and amount to Landlord to secure the proper and complete cure or correction of the event which constitutes the basis for the Environmental Claim.


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            (6) Tenant shall permit Landlord's representatives (including agents, servants, employees, legal counsel, environmental consultants and engineers) access during normal business hours, or during other hours either by agreement of the parties or in the event of any emergency related to Environmental Laws, to: (A) examine, audit, copy or make extracts from, any and all books, records and documents in possession of Tenant, its agents, representatives, environmental consultants, or independent contractors relating to Tenant's compliance with Environmental Laws; (B) inspect the demised premises, and/or (C) perform any work at the demised premises to assure that the demised premises are in compliance with all Environmental Laws.

            (7) At no expense to the Landlord, Tenant promptly shall provide all information requested by Landlord or any federal, state or local governmental entity regarding any Environmental Laws and promptly shall sign such affidavits and submissions when requested to do so by Landlord or any federal, state or local governmental entity. In the event an affidavit or submission is inaccurate or incomplete, Tenant shall cooperate and provide such information so that it can be made accurate and complete, at which time Tenant promptly shall sign same.

            (b) (1) Without limitation upon any of Tenant's obligations pursuant to paragraph (b), Tenant, at its sole cost and expense, shall comply with the Industrial Site Recovery Act, N.J.S.A. 13:K-6 et seq. ("ISRA"), including but not limited to, making all submissions and providing all information to the DEP and otherwise complying with all requirements of ISRA applicable to it.

                  (2) Should Tenant's operations at the demised premises not be subject to ISRA, Tenant, at is sole cost and expense, shall obtain a letter of non-applicability or deminimus quantity exemption from the DEP within thirty
(30) days of the expiration or earlier termination of the term and promptly shall provide Tenant's submission and the DEP's exemption letter to Landlord.

                  (3) Tenant represents and warrants to Landlord that Tenant's use of the demised premises shall be restricted to the SIC number set forth herein unless Tenant obtains Landlord's prior written consent to any change, which consent may be unreasonably withheld in Landlord's sole discretion.

            (c) Tenant agrees that each and every provision of this paragraph shall survive the expiration or earlier termination of the term of this Lease, regardless of the reason for such termination, it being agreed and acknowledged that Landlord would not have entered into this Lease but for the provisions of this paragraph and the survival thereof. Tenant's failure to abide by the terms of this paragraph shall be restrainable by injunction.

      11. Ratification. Tenant and Landlord each hereby ratify and confirm its obligations under the Original Lease, and represents and warrants to the other that, to the best of its knowledge, it has no defenses thereto. Additionally, Tenant and Landlord each further confirms and ratifies that, as of the date hereof, (a) the Original Lease is and remains in good standing and in full force and effect, and (b) such party has no claims, counterclaims, set-offs or defenses against the other arising out of the Original Lease, the First Amendment or in anyway relating thereto or arising out of any other transaction between Landlord and Tenant.


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      12. Broker. Tenant and Landlord each represents and warrants to the other that it has not dealt with any real estate broker in connection with this First Amendment, and each party hereby indemnifies and holds the other harmless from and against any and all costs, claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements) arising out of a claim for a commission asserted against such other party by a broker that dealt with the indemnifying party in connection with this First Amendment.

      13. Binding Effect - Governing Law. Except as modified hereby, the Original Lease shall remain in full effect and this First Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this First Amendment and the terms of the Original Lease, the terms of this First Amendment shall prevail. This First Amendment shall be governed by the laws of the State of New Jersey.

      14. Counterparts. This First Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.

      Executed as of the date first written above.

                                          LANDLORD

                                          BOI I, L.L.C.
                                          By: Advance Realty Management, Inc.,
                                              its managing agent

                                          By: /s/ Kurt R. Padavano
                                              ------------------------
                                              Kurt R. Padavano
                                              Vice President


                                          TENANT:

                                          TECKER CONSULTANTS, LLC

                                          By: /s/ Glenn H. Tecker
                                              ------------------------
                                              Glenn H. Tecker
                                              Manager


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